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                           CERTIFICATE OF DESIGNATIONS
                                       OF

                          CERTIFICATE OF INCORPORATION
                                       OF

                            MILESTONE SCIENTIFIC INC.


         Milestone Scientific Inc., a Delaware corporation (the "Corporation"), acting pursuant to Section 151 of the Delaware General Corporation Law, hereby submits the following Certificate of Designation of Series and Determination of Rights and Preferences of its Series A Preferred Stock.

         FIRST:  The name of the Corporation is Milestone Scientific Inc.

         SECOND: This Certificate of Designations shall be effective as of January 15, 2004.

         THIRD: WHEREAS, the Certificate of Incorporation of the Corporation authorizes the issuance of Preferred Stock consisting of 5,000,000 shares, par value $.001 per share, issuable from time to time in one or more series; and

                WHEREAS, the Board of Directors of the Corporation is authorized, subject to limitations prescribed by law and by the provisions of Article FOURTH of the Corporation's amended Certificate of Incorporation to determine the powers, preferences and rights, and qualifications, limitations or restrictions, granted to or imposed upon any wholly unissued series of undesignated Preferred Stock, and to fix the number of shares constituting any series and the designation of such series, without any further vote or action by the stockholders; and

                WHEREAS, it is the desire of the Board of Directors to establish and fix the number of shares to be included in a new series of Preferred Stock and the designations, rights, preferences and limitations of the shares of such new series; and

                WHEREAS, by a vote of the Board of Directors of the Corporation at a meeting on October 8, 2003, the following resolutions were duly adopted:

                RESOLVED, that the Corporation shall issue 8% Series A Preferred Stock to Mr. Richard Hayden, in satisfaction of $25,365 of principal and accrued interest under his 6%/12% Senior Secured Promissory Note, which may be convertible into common stock, at his option, at the average closing price of the Corporation's common stock during all the trading days beginning September 30 and ending October 29, under terms included in the board's resolutions dated September 22, 3003.

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                RESOLVED, that the Corporation shall file a Certificate of
          Designations with the Secretary of State, designating the above-mentioned terms to the Series A Preferred Stock and that the officers of this Corporation, at the time in office, are, and each of them acting singly is, hereby authorized and directed, in the name and on behalf of the Corporation, to take any and all action, pay all required fees and execute such instruments or other documents which they may deem necessary or desirable to file such Certificate of Designations.

                NOW, THEREFORE, BE IT RESOLVED that pursuant to Article FOURTH of the Corporation's Amended Certificate of Incorporation, there is hereby designated a new Series A Preferred Stock of the Corporation, par value $.001 per share, to have the designations, rights, preferences, powers, restrictions and limitations set forth in a supplement to Article FOURTH of the Corporation's Certificate of Incorporation as follows:


                      SERIES A CONVERTIBLE PREFERRED STOCK

1. Designations, Par Value and Number. 25,356 shares of authorized Series A Preferred Stock of the Corporation are hereby designated as Series A Preferred Stock ("Series A Preferred", having a par value of $0.001 per share. In accordance with the terms hereof, each share of Series A Preferred shall have the same relative rights as and be identical in all respects with each other share of Series A Preferred.

2.   Dividends.

     (a) Dividends on each issued and outstanding share of the Series A Preferred shall accrue on a daily basis at a rate of 8% per annum on the amount of the Series A Liquidation Preference (defined below) from and including November 1, 2003 until and including the first to occur of (i) the date on which the Series A Liquidation Preference of such share is paid to the holder thereof in connection with a Liquidation Event or (ii) the date on which such share of Series A Preferred is converted into shares of Common Stock hereunder. Such dividends shall accrue whether or not they have been declared and whether or not there are profits, surplus or other funds of the Corporation legally available for the payment of dividends and shall be payable, at the option of the Corporation, either in cash or common stock. Dividends shall be payable on January 10 of each year.

     (b) Participation in Dividends on Common Stock. In the event that the Corporation declares or pays a dividend or makes any distribution on its Common Stock, the holders of the outstanding shares of Series A Preferred shall be entitled to receive such dividend under the same terms and amounts as though the Series A Preferred had already been converted to Common Stock.

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3.   Voting Rights.

     The holders of the Series A Preferred shall be entitled to notice of all stockholders meetings in accordance with the Bylaws and, except as otherwise provided herein or required by applicable law, the holders of the Series A Preferred shall be entitled to vote on all matters submitted to the stockholders for a vote, voting as a single class with the Common and other securities that vote with the Common, with the holders of Series A Preferred entitled to one vote for each share of Series A Preferred held as of the record date for such vote or, if no record date is specified, as of the date of such vote.

4.   Liquidation, Dissolution, etc.

     Liquidation Event. Upon any liquidation (whether in connection with a sale of all or substantially all of the assets of the Corporation or otherwise), dissolution or winding up of the Corporation (whether voluntary or involuntary) (a "Liquidation Event"):

     (a) Each holder of Series A Preferred shares shall be entitled to receive, prior and in preference to any distribution or payment made to holders of common stock an amount of $1.00 (the "Liquidation Preference") per each Series A Preferred share held by such holder, in cash, plus all accrued and unpaid dividends on such shares of Series A Preferred.

     (b) After payment to the holders of the Series A Preferred of the amounts set forth in Section 4(a), an amount of $1.00 per each share of Common Stock will be paid to the holders of the Common Stock and then, the entire remaining assets and funds of the Corporation or merger consideration legally available for distribution, if any, shall be distributed pro rata among the shares of Common Stock and the shares of Series A Preferred as if those had been converted into Common Stock.

5.   Conversion.

     (a) Each share of Series A Preferred shall be convertible into 0.5192 of Common Stock, subject to adjustments for such stock splits, including reverse stock splits, stock dividends and other capital changes occurring after January 1, 2004, at any time and from time to time, beginning six months after the closing of a public offering for which a registration statement was filed with the SEC on November 10, 2003 or, if such registration statement is withdrawn, then upon its withdrawal.

     (b) If not converted earlier, all shares of Series A Preferred shall automatically convert into 0.5192 of Common Stock (the "Conversion Ratio"), subject to adjustments for such stock splits, including reverse stock splits, stock dividends and other capital changes occurring after January 1, 2004, on November 1, 2005.

     (c) Each conversion of Series A Preferred shall be deemed to have been effected as of the close of business on the date on which the certificate or certificates representing the Series A Preferred to be converted have been surrendered for conversion at the principal office of the Corporation (any such date being referred to as a "Conversion Date"). At the time any such conversion has been effected, the rights of the holder of the shares of

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          Series A Preferred converted as a holder of Series A Preferred shall cease and the person or persons in whose name or names any certificate or certificates for shares of Common Stock are to be issued upon such conversion shall be deemed to have become the holder or holders of record of the shares of Common Stock represented thereby.

          (i) As soon as possible after a conversion has been effected, the Corporation shall, or (if applicable) use its best efforts to cause its transfer agent to, deliver to the converting holder:

                (1) certificates representing the number of shares of Common Stock issuable by reason of such conversion in such name or names and such denomination or denominations as the converting holder has specified; and

                (2) a certificate representing any shares of Series A Preferred which were represented by the certificate or certificates delivered to the Corporation in connection with such conversion but which were not converted.

          (ii) The issuance of certificates for shares of Common Stock, upon conversion of Series A Preferred, shall be made without charge to the holders of such Series A Preferred or Common Stock and any issuance tax in respect thereof or other cost in connection with such conversion and the related issuance of shares of Common Stock shall be incurred by the Corporation in connection with such conversion and the related issuance of shares of Common Stock. Upon conversion of each share of Series A Preferred, the Corporation shall take all such actions as are necessary in order to insure that the Common Stock issuable with respect to such conversion shall be validly issued, fully paid and nonassessable, free and clear of all taxes, liens, charges and encumbrances with respect to the issuance thereof.

          (iii) If any fractional interest in a share of Common would, except for the provisions of this subparagraph, be delivered upon any conversion of the Series A Preferred, the Corporation, in lieu of delivering the fractional share therefor, may pay an amount to the holder thereof equal to the market price of such fractional interest as of the date of conversion. The determination as to whether or not to make any cash payment in lieu of the issuance of fractional shares shall be based upon the total number of shares of Series A Preferred being converted at any one time by the holder thereof, not upon each share of Series A Preferred being converted.

          (d)   Effect of Certain Events on Conversion Ratio.

          (i) Subdivisions or Combinations of Common. If the Corporation at any time beginning January 1, 2004, subdivides (by any stock split, stock dividend, recapitalization or otherwise) its outstanding shares of Common Stock into a greater number of shares, the Series A Conversion Ratio prior to such subdivision shall be increased proportionately, and if the Corporation at any time beginning January 1, 2004, combines (by reverse stock split or otherwise) one or more classes of its outstanding shares of Common into a smaller number of shares, the Series A Conversion Ratio in effect immediately prior to such combination shall be reduced proportionately.

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         (ii) Recapitalization, Reorganization, Reclassification, Consolidation,
         Merger or Sale. Any recapitalization, reorganization, reclassification, consolidation, merger, sale of all or substantially all of the Corporation's assets or other transaction, in each case which is effected in such a manner that the holders of Common Stock are entitled to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for Common Stock, and which does not otherwise qualify as a Liquidation Event, is referred to herein as an "Organic Change." Prior to the consummation of any Organic Change, the Corporation shall make appropriate provisions (in form and substance reasonably satisfactory to the holders of a majority of the Series A Preferred then outstanding) to insure that each of the holders of Series A Preferred shall thereafter have the right to acquire and receive, in lieu of or in addition to (as the case may be) the shares of Common Stock immediately theretofore acquirable and receivable upon the conversion of such holder's Series A Preferred, such shares of stock, securities or assets as such holder would have received in connection with such Organic Change if such holder had converted its Series A Preferred immediately prior to such Organic Change.

     (e) Notices.

         (i) Immediately upon any adjustment of the Series A Conversion Ratio, the Corporation shall give written notice thereof to all holders of Series A Preferred, setting forth in reasonable detail and certifying the calculation of such adjustment.

         (ii) The Corporation shall give written notice to all holders of Series A Preferred at least ten (10) days prior to the date on which the Corporation closes its books or takes a record (A) with respect to any dividend or distribution upon Common, (B) with respect to any pro rata subscription offer to holders of Common or (C) for determining rights to vote with respect to any Liquidation Event, Organic Change, dissolution or liquidation.

         (iii)The Corporation shall also give written notice to the holders of Series A Preferred at least ten (10) days prior to the date on which any Organic Change or Liquidation Event shall take place.

6.   General.

     (a) Upon receipt of evidence reasonably satisfactory to the Corporation (an affidavit of the registered holder shall be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing shares of Common Stock or Series A Preferred, and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Corporation (provided that if the holder is a financial institution or other institutional investor its own agreement shall be satisfactory), or, in the case of any such mutilation upon surrender of such certificate, the Corporation shall (at its expense) execute and deliver in lieu of such certificate a new certificate of like kind representing the number of shares of such class represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate, and dividends shall accrue on the Common Stock or Series A Preferred represented by such new certificate from the date to which dividends have been fully paid on such lost, stolen, destroyed or mutilated certificate.

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     (b) Except as otherwise expressly provided hereunder, all notices referred to herein shall be in writing and shall be delivered by registered or certified mail, return receipt requested and postage prepaid, by reputable overnight courier service, charges prepaid or by personal delivery, and shall be deemed to have been given (i) three (3) business days after being sent by registered or certified mail, (ii) one (1) business day after being deposited with such an overnight courier service, and (iii) upon delivery, if by personal delivery, if mailed or delivered (A) to the Corporation, at its principal executive offices, or (B) to any stockholder, at such holder's address as it appears in the stock records of the Corporation (unless otherwise indicated by any such holder).

         IN WITNESS WHEREOF, the undersigned has executed this Certificate this 15th day of January, 2004.



                               MILESTONE SCIENTIFIC INC.


                               By: /s/ Leonard Osser
                                   -----------------------------
                                   Name: Leonard Osser
                                   Title:  Chairman and Chief Executive Officer





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